Exhibit 3.4

202462/PJ/cv
version date 23 November 2006

AMENDMENT OF THE ARTICLES OF ASSOCIATION  OF PHILIPS
SEMICONDUCTORS  B.V. (complete);

New name: NXP Semiconductors Netherlands B.V.

On the twenty-eighth of December two thousand and six, there appeared before me, Meester Petra Maria de Jong, civil-law notary of Eindhoven:

Meester Judith Hester Elizabeth van Brussel, born at Eindhoven on the second of October nineteen hundred and seventy-six, employed by the company limited by shares AKD Prinsen Van Wijmen N.V., whose registered office is situated in Rotterdam, at its establishment at (5657 DA) Eindhoven, Flight Forum 1.

Introduction

The appearer, acting as mentioned, stated:

A.              The articles of association of the private company with limited liability Philips Semiconductors B.V., whose registered office is situated at Eindhoven, with the address: (5656 AG) Eindhoven, High Tech Campus 60, entered in the Commercial Register under number 17070621, were recently amended by deed executed before a deputy of Meester P.M. de Jong, civil-law notary of Eindhoven, on the twenty-seventh of September two thousand and six, with regard to which amendment of the articles of association the ministerial certificate of no objection was granted on the twentieth of September two thousand and six, under Minister of Justice number B.V. 400.136.

B.                The general meeting of shareholders of the company resolved by resolution without a meeting on the twentieth of November two thousand and six to amend the articles of association of the company, on which occasion the name of the company will be changed into NXP Semiconductors Netherlands B.V.

Furthermore it was resolved inter alia to authorize the appearer to execute the resolution passed.

The above-mentioned resolutions are evidenced by a shareholders’ resolution, which will be attached to this deed.

Amendment of the articles of association

For the performance of the above the appearer, acting as mentioned, stated that he was amending the articles of association of the company in such a manner that they will read in their entirety as follows:

ARTICLES OF ASSOCIATION

NAME AND SEAT

ARTICLE 1

The name of the company is: NXP Semiconductors Netherlands B.V.

Its registered office is situated at Eindhoven.

OBJECT

ARTICLE 2

The object of the company shall be to manufacture and deal in electrical, electronic, mechanical and other (system) parts and materials in the field of consumer and professional electronics in the widest sense of the word, and also to participate in, to be otherwise interested in, to conduct the management of other enterprises, of any nature whatsoever, furthermore to supply and enter into money loans, to give security in any way or to bind itself for obligations of third parties and finally everything that is related to the above or may be conducive thereto.

CAPITAL

ARTICLE 3

1.                  The authorized capital of the company amounts to forty-five million euros (EUR 45,000,000.00), divided into one hundred thousand (100,000) shares of four hundred and fifty euros each (EUR 450.00);

2.                  The shares shall be registered. They have been numbered consecutively from 1.

No share certificates shall be issued.

SHARES

ARTICLE 4

1.                  The company may only issue (rights to) shares in pursuance of a resolution of the general meeting of shareholders. The general meeting may transfer its power for the purpose to another body and may revoke this transfer.

2.                  The company shall not co-operate in the issue of depositary receipts.

3.                  When a usufruct of the shares is created, the right to vote on the shares of which such a usufruct is created shall not pass to the usufructuary.

4.                  The rights that have been granted by law to the holders of depositary receipts issued with the co-operation of a company may be granted to a pledgee who has no right to vote.

TRANSFER OF SHARES

ARTICLE 5

1.                  If a shareholder wishes to alienate one or more of his shares, no matter by virtue of what title, this may only be done in a legally valid manner with observance of the following provisions.

2.                  In order to be valid every transfer of shares shall require the approval of the general meeting of shareholders.

3.                  A decision must be made on the request for approval within three months. If no decision had been brought to the knowledge of the offeror by letter, the request shall be deemed to have been granted.

4.                   A refusal of the request shall be considered an approval if  the general meeting of shareholders does not simultaneously give the offeror the name(s) of one or more prospective purchasers who are prepared and able to buy for cash all the shares to which the request for approval relates.

5.                  If the offeror and the prospective purchaser(s) accepted by him cannot agree on a price, the purchase price shall be determined by one or more independent experts, to be designated within one month after a request received for the purpose by the general meeting of shareholders. The designated expert(s) shall determine the price within one month after his (their) designation.

6.                  The offeror shall be empowered to decide against the sale, provided that this is done within one month after the price determined and the prospective purchasers have become definitively known to him.

7.                  If the request for approval is granted or if it is deemed to have been granted, the transfer intended by the offeror may only be made during a period of three months after the approval has been granted or is deemed to have been granted.

8.                  The company itself may only be a prospective purchaser with the offeror’s consent.

9.                  The preceding paragraphs of this article shall not apply if a shareholder is obliged by virtue of the law to transfer his share/shares to an earlier holder.

PURCHASE OF THE COMPANY’S OWN SHARES

ARTICLE 6

1.                  Up to the maximum limits allowed by law the company shall be empowered to acquire fully paid-up shares in its authorized capital for a valuable consideration for its own account.

2.                  The shares held by the company in its own authorized capital may be alienated with observance of the provisions in article 5.

REGISTER OF SHARES

ARTICLE 7

The shareholders and the persons who have a usufruct or pledge in respect of shares shall be entered with names and addresses and with mention of the amount paid on every share and with mention of the rights attaching to the shares in one or more registers kept for the purpose by the management board of the company, of which at least one shall be kept at the office of the company.

The statutory provisions shall apply to the register.

THE MANAGEMENT BOARD

ARTICLE 8

1.                  The company shall be managed by a management board whose number of members shall be determined by the general meeting of shareholders.

2.                  The members of the management board shall be appointed and dismissed by the general meeting of shareholders.

3.                  The general meeting of shareholders may appoint one of the members of the management board as chairman.

4.                  The remuneration and the other conditions of employment of the members of the management board shall be determined by the general meeting of shareholders.

5.                  The members of the management board may be suspended, jointly or separately, by the general meeting of shareholders.

6.                  The management board shall be obliged to follow the instructions that are given by the general meeting of shareholders concerning the general lines of the financial, social and economic policies to be pursued.

7.                  The management board may lay down bye-laws concerning the manner of calling its meetings and the internal order at those meetings.

ARTICLE 9

1.                  The company shall be represented in and out of court by the management board, in so far as nothing else follows from the law. The power of representation shall also be due to two members of the management board acting together. If there is only one managing director, he shall be fully empowered to represent the company in and out of court.

2.                  After prior approval of the general meeting of shareholders the management board shall be empowered to authorize one or more of its members to represent the company within certain limits described in the authorization.

3.                  In the event of absence or prevention of one or more members of the management board the remaining members of the management board or the remaining member of the management board shall be entrusted with the whole management.

4.                  In the event of absence or prevention of all the members of the management board, a person yet to be designated by the general meeting of shareholders shall be temporarily entrusted with the management.

5.                  If a managing director privately concludes an agreement with the company or privately conducts any action against the company, the company may be represented in the matter, with observance of the provisions in the first paragraph, by one of the other managing directors, unless the general meeting designates a person for the purpose or the law provides for the designation in another way. Such a person may also be the managing director in respect of whom the conflict of interests exists.

If a managing director has a conflict of interests with the company in another manner than described in the first sentence of this paragraph, he shall be empowered to represent the company, just like the management board or the other managing directors, with observance of the provisions in the first paragraph.

ARTICLE 10

After prior approval of the general meeting of shareholders the management board shall be empowered to appoint and dismiss one or more confidential clerks and officers to be equated with them and to determine their titles and to authorize them to represent the company in and out of court in the manner and to the amount as mentioned in the resolution on their appointment.

GENERAL MEETING OF SHAREHOLDERS

ARTICLE 11

1.                  At the meeting the general meeting of shareholders shall designate a chairman.

2.                  Shareholders may be represented at a general meeting of shareholders by proxies authorized in writing.

3.                  As such the members of the management board shall have a consultative voice at the general meeting of shareholders.

ARTICLE 12

Every year, at the latest in the month of June, the ordinary general meeting of shareholders shall be held, at which meeting attention shall be given inter alia to:

a.                  the annual report;

b.                 the annual accounts;

c.                  the other proposals mentioned in the convening notice made by the management board or by shareholders.

ARTICLE 13

1.                  Extraordinary general meetings shall be held as often as the management board deems that necessary and must be held if one or more shareholders - jointly representing at least one tenth of the subscribed capital - ask this in writing from the management board with an accurate statement of the subjects to be discussed.

2.                  The convening period for the general meeting shall be at least fifteen days, not counting the day of the call and that of the meeting.

If that period was shorter or if the call has not been made, no valid resolutions may be passed, unless it is done unanimously at a meeting at which the whole subscribed capital is represented.

3.                  The shareholders shall be called by letter sent to the addresses mentioned in the register of shareholders.

4.                  The convening notice shall state not only place and time of the meeting but also the subjects to be discussed, furthermore the subjects whose placement on the agenda has been requested from the management board at least two days before the day of the call by one or more shareholders representing at least one hundredth of the subscribed capital.

About subjects that have not been announced in the convening notice or in a supplementary convening notice with observance of the period set for the call, no valid resolution may be passed, unless the resolution is passed unanimously at a meeting at which the whole subscribed capital is represented.

ARTICLE 14

1.                  The resolutions of the general meeting of shareholders shall be passed by an absolute majority of the votes cast unless the law or these articles of association prescribe a greater majority.

Each share shall entitle its holder to cast one vote.

2.                  All votes shall be taken orally, unless the general meeting of shareholders desires a written vote.

3.                  In votes on appointments revotes shall be taken, if necessary, until one of the proposed persons has acquired the absolute majority.

The revote(s) may be taken at a further meeting if the chairman deems this desirable.

4.                  The proceedings at a general meeting shall be laid down in minutes by a person present to be designated by the chairman.

5.                  Resolutions of shareholders may be passed in another manner than at a meeting. Such a passing of resolutions shall only be possible by a unanimous vote of the shareholders. The votes may only be cast in writing (including by telegram, by telex or fax).

FINANCIAL YEAR, ANNUAL ACCOUNTS, APPROPRIATION OF PROFIT

ARTICLE 15

1.                  The financial year shall be the calendar year.

2.                  Annually, within five months after the end of the financial year - barring extension of this period by a maximum of six months by the general meeting of shareholders on the strength of exceptional circumstances - the management board shall prepare annual accounts, consisting of a balance sheet at the end of the past financial year and a profit and loss account for the past financial year with the notes to these documents as an annex. Within the above-mentioned period the management board shall submit the annual report, everything in so far as necessary in pursuance of statutory provisions.

3.                  The annual accounts shall be signed by the members of the management board.

If the signature of one or more of them is lacking, this shall be stated with the reason.

ARTICLE 16

1.                  The general meeting of shareholders shall adopt the annual accounts.

2.                  The profit shall be at the disposal of the general meeting of shareholders, with observance of the statutory provisions.

3.                  Resolutions on making distributions from the profit for the past financial year or from reserves qualifying for the purpose may only be passed by the general meeting of shareholders.

The general meeting of shareholders may resolve to have such distributions made in the form of an issue of shares.

4.                  Before adoption of the annual accounts with observance of the statutory provisions for any financial year the management board may already make one or more interim distributions on the shares.

AMENDMENT OF THE ARTICLES OF ASSOCIATION

ARTICLE 17

1.                  The general meeting of shareholders shall be empowered to amend the articles of association.

2.                  A resolution on amendment of the articles of association may only be passed if the proposal has been included in the letter convening the meeting.

3.                  The persons who have made such a call must simultaneously make available a copy of that proposal in which the proposed amendment has been included verbatim at the office of the company for inspection by every shareholder until after the end of the meeting.

DISSOLUTION

ARTICLE 18

1.                  The general meeting of shareholders shall be empowered to resolve on dissolution of the company.

2.                  If a resolution on dissolution has been passed, the liquidation shall be effected by the management board, unless the general meeting of shareholders should decide differently.

3.                  After the end of the liquidation the books and documents of the dissolved company shall remain during the statutory term in the keeping of the person to be designated for the purpose by the general meeting of shareholders.

ARTICLE 19

All power that has not been granted to the management board or to others shall be due to the general meeting of shareholders, within the limits set by the law and the articles of association.

Final Statement

The appearer, acting as mentioned, finally stated that with regard to this amendment of the articles of association the certificate as referred to in section 2:235 of the Civil Code was granted on the twenty-seventh of November two thousand and six, number B.V. 400,136, which certificate will be attached to this deed.

End

The appearer is known to me, civil-law notary.

Whereof an original deed was executed in the place and on the date mentioned at the head of this deed.

After the gist of this deed had been stated and an explanation thereof had been given and after I, civil-law notary, had drawn attention to the consequences of the contents of this deed for the party, the appearer stated that she had taken note of the content of this deed after having been given an opportunity to do so in good time, that she agreed to the contents of the deed and did not want it to be read out in full.

Immediately after having been read out in part this deed was signed by the appearer and me, civil-law notary, at eleven hours and ten minutes.